UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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SENECA FOODS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SENECA FOODS CORPORATION
350 WillowBrook Office Park
Fairport, New York 14450

July 7, 2025

Dear Shareholder:

You are cordially invited to the 2025 Annual Meeting of Shareholders of Seneca Foods Corporation (the “Company”), to be held on Thursday, August 7, 2025 at 1:00 PM, Central Daylight Time, at the Company’s Offices, 418 East Conde Street, Janesville, WI 53546.

Information about the Annual Meeting is included in the Notice of Annual Meeting of Shareholders and Proxy Statement which follow.

It is important that your shares of Common and Preferred Stock be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, I urge you to give your immediate attention to voting. Please review the enclosed materials, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

Very truly yours,

/s/ Paul L. Palmby

PAUL L. PALMBY
President and Chief Executive Officer

SENECA FOODS CORPORATION
350 WillowBrook Office Park
Fairport, New York 14450

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 7, 2025

To the Shareholders of Seneca Foods Corporation:

You are hereby notified that the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Seneca Foods Corporation (the “Company”) will be held at the Company’s Offices, 418 East Conde Street, Janesville, WI 53546, on Thursday, August 7, 2025 at 1:00 PM, Central Daylight Time, for the following purposes (which are more fully described in the accompanying proxy statement):

1.	To elect three directors to serve until the Annual Meeting of Shareholders in 2028 and until each of their successors is duly elected and shall qualify;

2.	To cast a non-binding advisory vote to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2026.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on June 13, 2025 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The prompt return of your proxy will avoid delay and save the expense involved in further communication. The proxy may be revoked by you at any time prior to its exercise, and the giving of your proxy will not affect your right to vote in person if you wish to attend the Annual Meeting.

By Order of the Board of Directors

/s/ John D. Exner

JOHN D. EXNER
Secretary

DATED: July 7, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on August 7, 2025. This proxy statement, form of proxy and the Company’s annual report are available at http://www.senecafoods.com/investors.

PROXY STATEMENT

QUESTIONS AND ANSWERS
ABOUT THE 2025 ANNUAL MEETING

Why did I receive this proxy?

The Board of Directors of Seneca Foods Corporation (the “Company”) is soliciting proxies to be voted at the Annual Meeting of Shareholders. The Annual Meeting will be held Thursday, August 7, 2025, at 1:00 PM, Central Daylight Time, at the Company’s Offices, 418 East Conde Street, Janesville, WI 53546. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

Who is entitled to vote?

All record holders of the Company’s voting stock as of the close of business on June 13, 2025 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, the following shares of voting stock were issued and outstanding: (i) 5,319,447 shares of Class A common stock, $0.25 par value per share (“Class A Common Stock”); (ii) 1,562,195 shares of Class B common stock, $0.25 par value per share (“Class B Common Stock”, and together with the Class A Common Stock, sometimes collectively referred to as the “Common Stock”); (iii) 200,000 shares of Six Percent (6%) Cumulative Voting Preferred Stock, $0.25 par value per share (“6% Preferred Stock”); (iv) 407,240 shares of 10% Cumulative Convertible Voting Preferred Stock - Series A, $0.025 par value per share (“10% Series A Preferred Stock”); and (v) 400,000 shares of 10% Cumulative Convertible Voting Preferred Stock - Series B, $0.025 par value per share (“10% Series B Preferred Stock”).

How many votes do I have?

Each share of Class B Common Stock, 10% Series A Preferred Stock, and 10% Series B Preferred Stock is entitled to one vote on each item submitted to you for consideration. Each share of Class A Common Stock is entitled to one-twentieth (1/20) of one vote on each item submitted to you for consideration. Each share of 6% Preferred Stock is entitled to one vote, but only with respect to the election of directors.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with a broker, bank or other nominee (also referred to herein as a "Broker"). Please complete and return all proxy cards to ensure that all your shares are voted.

How do I vote my shares?

Your vote is important. Whether you hold shares directly as a shareholder of record or beneficially in “street name” (through a Broker), you may vote your shares without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your Broker.

If you are a shareholder whose shares are registered in your name, the Board encourages you to follow the instructions on the enclosed proxy card to vote your shares by one of the following methods:

●	By mail, by marking, signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided
●	Voting in person at the Annual Meeting

If your shares are held in “street name” through a Broker, as the beneficial owner of those shares you have the right to direct your Broker how to vote the shares in your account. Please follow the instructions from your Broker included on the Voting Instruction Form accompanying these proxy materials to instruct your Broker how to vote your shares so that your vote can be counted. The Voting Instruction Form provided by your Broker may also include information about how to submit your voting instructions by telephone or over the Internet, if such options are available.

Please note that you may NOT vote shares held in street name at the Annual Meeting unless you request and receive a “legal proxy” from the organization that holds your shares. Please contact your Broker for instructions regarding obtaining a legal proxy.

What am I voting on?

You will be voting on the following proposals:

●	Proposal One: The election of three directors to serve until the Annual Meeting of Shareholders in 2028 and until each of their successors is duly elected and shall qualify

●	Proposal Two: A non-binding advisory vote to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2026

Will there be any other items of business on the agenda?

Pursuant to Securities and Exchange Commission (“SEC”) rules, shareholder proposals must have been received by May 24, 2025 to be considered at the Annual Meeting. To date, we have received no shareholder proposals and we do not expect any other items of business. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Paul L. Palmby and John D. Exner with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

How many votes are required to act on the proposals?

Pursuant to our Bylaws, provided a quorum is present, directors will be elected by a plurality of all the votes cast at the Annual Meeting with each share of voting stock being voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote.

The non-binding advisory vote to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2026 requires the affirmative vote of a majority of the votes cast on the proposal, provided that a quorum is present at the Annual Meeting.

What happens if I return my proxy card without voting on all proposals?

When the proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If the signed card is returned with no direction on a proposal, the proxy will be voted “FOR” all director nominees in Proposal One, and “FOR” the ratification of the independent registered public accounting firm in Proposal Two.

What if I am a beneficial owner and do not give voting instructions to my Broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your Broker by the deadline provided in the materials you receive from your Broker. If you do not provide voting instructions to your Broker, whether your shares can be voted by such Broker depends on the type of item being considered for vote.

The election of directors is a non-discretionary item and may not be voted on by Brokers who have not received specific voting instructions from beneficial owners. Your Broker will, however, continue to have discretion to vote any uninstructed shares on the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

How are votes counted?

The Annual Meeting will be held if a quorum is represented in person or by proxy. The holders of voting shares entitled to exercise a majority of the voting power of the Company shall constitute a quorum at the Annual Meeting. If you return a signed proxy card, your shares will be counted for the purpose of determining whether there is a quorum. We will treat failures to vote, referred to as abstentions, as shares present and entitled to vote for quorum purposes. A withheld vote in connection with the election of directors is the same as an abstention.

Broker non-votes occur when proxies submitted by a Broker holding shares in “street name” do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal. We will treat broker non-votes as shares that are present and entitled to vote for quorum purposes.

For purposes of each proposal, abstentions and broker non-votes, if any, will not be counted as votes cast on a proposal and will have no effect on the result of the vote on the proposal.

Who has paid for this proxy solicitation?

The Company has paid the entire expense of this proxy statement and any additional materials furnished to shareholders.

When was this proxy statement mailed?

This proxy statement and the enclosed proxy card were mailed to shareholders beginning on or about July 7, 2025.

How can I obtain a copy of this year’s Annual Report to Shareholders?

A copy of our 2025 Annual Report to Shareholders (the "Annual Report"), including financial statements for the fiscal year ended March 31, 2025, accompanies this proxy statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of our Annual Report may be obtained free of charge by writing to Seneca Foods Corporation, 350 WillowBrook Office Park, Fairport, New York 14450, Attention: Assistant Secretary or by accessing the “Investor Information” section of the Company’s website at www.senecafoods.com.

Can I find additional information on the Company’s website?

Yes. Our website is located at www.senecafoods.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our code of conduct, corporate governance guidelines, charters of board committees, business responsibility and sustainability report, and reports that we file with the SEC. A copy of our code of ethics and each of the charters of our board committees may be obtained free of charge by writing to Seneca Foods Corporation, 418 East Conde Street, Janesville, WI 53546, Attention: Secretary.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board of Directors currently has nine members: Kathryn J. Boor, Peter R. Call, John P. Gaylord, Kraig H. Kayser, Linda K. Nelson, Paul L. Palmby, Donald J. Stuart, Bruce E. Ware and Keith A. Woodward. In accordance with our Bylaws, the Board of Directors is divided into three classes, as equal in number as possible. At this annual meeting, three directors will be elected to serve until the Annual Meeting of Shareholders in 2028 and until each of their successors is duly elected and shall qualify.

Unless instructed otherwise, proxies will be voted FOR the election of the three nominees listed below. Although the directors do not contemplate that any of the nominees will be unable to serve prior to the Meeting, if such a situation arises, the enclosed proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

Information Concerning Directors

The following biographies of each of the director nominees, as well as the directors whose terms continue beyond the Annual Meeting, contains information regarding that person’s principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company.

Nominee Standing for Election at the 2025 Annual Meeting of Shareholders for a Term Expiring in 2028

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed below.

Kathryn J. Boor, age 66 – Dr. Boor was appointed as a director of the Company in January 2019. She is the Dean of the Graduate School and Vice Provost for Graduate Education at Cornell University. Dr. Boor has served on various boards including the US-Israel Binational Agricultural Research and Development Fund (BARD; 2019-2024) and the US Food and Drug Administration Science Board (2019-2024). She serves on the Innovation Committee and the Nomination and Governance Committee for International Flavors and Fragrance (since January 2021) and serves on the Compensation and Nomination and Governance Committees for Sarepta Therapeutics (since June 2022). She chaired the Food Safety Innovation Lab Advisory Committee for USAID Feed the Future (2020-2025). Dr. Boor earned a B.S. in Food Science from Cornell University, an M.S. in Food Science from the University of Wisconsin and a Ph.D. in Microbiology from the University of California, Davis.

John P. Gaylord, age 64 – Mr. Gaylord has been a director of the Company since October 2009. He has operating and management experience in manufacturing and distribution businesses, including experience as President of FishHawk LP. Mr. Gaylord currently serves as a member of the compensation committee as well as the corporate governance and nominating committee of the Company's Board of Directors. Additionally, he serves as a member of the audit committee of Comet Signs LLC. Mr. Gaylord holds a B.A. from Texas Christian University and an M.B.A. from Southern Methodist University.

Paul L. Palmby, age 62 – Mr. Palmby has been a director of the Company since June 2021. Mr. Palmby is the President and Chief Executive Officer of the Company and has served in that capacity since October of 2020. From 2006-2020 Mr. Palmby served as Executive Vice President and Chief Operating Officer of the Company. Prior to that, he served as President of the Vegetable Division of the Company from 2005 to 2006 and Vice President of Operations of the Company from 1999-2004. Mr. Palmby joined the Company in February 1987. He has been twice appointed by the Governor of Wisconsin and has served since 2015 on the Board of the Department of Agriculture, Trade and Consumer Protection for the state. Mr. Palmby currently serves as a Director of First Mid Bancshares, Inc., a publicly traded organization that provides financial services including banking, insurance, wealth management, brokerage, and ag services through a network of locations in Illinois, Missouri, Texas, and Wisconsin, and a loan production office in Indiana. He is also a Director of the Farming For The Future Foundation which is a Foundation dedicated to educating the public about where their food comes from. Mr. Palmby previously served as a Director of Blackhawk Bancorp, Inc., the parent company of Blackhawk Bank, a Beloit, Wisconsin publicly traded community bank with nine full-service banking centers in Wisconsin and Illinois from 2019 to 2023. Mr. Palmby received his Bachelor of Science (B.S.) degree from Iowa State University.

Directors whose Terms Expire in 2026

Peter R. Call, age 68 – Mr. Call has been a director of the Company since 2011. Mr. Call is the President of My-T Acres, Inc., a vegetable and grain farm. He was President of Pro-Fac Cooperative, Inc. from 2003-2013 and a member of its Board of Directors from 2000-2013.  Mr. Call currently serves on the Board of Trustees of Cornell University (since 2020). He also serves on the Board of Directors of Farm Fresh First, LLC, and has done so since 2007. Mr. Call also served as a director of Farm Credit East from 2015 to 2023, on the Board of Trustees of Genesee Community College from 2012 to 2019, and on the Board of Directors of Birds Eye Foods from 2002-2009. Mr. Call received his Bachelor of Science (B.S.) degree from Cornell University.

Kraig H. Kayser, age 64 – Mr. Kayser previously served as a director of the Company from 1985 until his retirement from the Board in 2020. Mr. Kayser was re-appointed to the Board in November 2021, serving as Chairman since this date. Mr. Kayser is the former President and Chief Executive Officer of the Company, serving in this role from 1993 to his retirement from the position in 2020. From 1991 to 1993, he was the Company’s Chief Financial Officer. Mr. Kayser currently serves as the Chair of the Board of Trustees of Cornell University. In addition, Mr. Kayser is also a director of Moog Inc. where he serves as Chair of the Audit Committee and a member of the Nominating and Governance Committee. He received a B.A. from Hamilton College and an M.B.A. from Cornell University.

Bruce E. Ware, age 49 – Mr. Ware has been a director of the Company since August 2023. He is the Chairman, Chief Executive Officer, and Founder of One America Bancorp, a single bank holding company. Prior thereto, he spent 15 years in roles of increasing responsibility at DaVita Inc., retiring as Corporate Vice President whereby he led joint venture growth initiatives and corporate finance matters. Mr. Ware started his career on Wall Street as an investment banker at Donaldson, Lufkin and Jenrette focused on corporate finance advisory and mergers and acquisitions activities. He is a member of the Board of Directors of AAON, Inc., a manufacturer of heating and air conditioning equipment in Tulsa, Oklahoma, where he serves as a member of the audit and compensation committees. He is a board member of the University of Mississippi Foundation, which oversees his undergraduate alma mater’s endowment. He holds an M.B.A. from Harvard Business School, an M.A. from the University of Texas at Austin and a B.B.A. from the University of Mississippi.

Directors whose Terms Expire in 2027

Linda K. Nelson, age 61 – Ms. Nelson has been a director since February 2021. Ms. Nelson has over 30 years of experience in financial and operational management. Ms. Nelson currently serves as the Chief Financial Officer for IDI Billing Solutions, Inc., which is an independent software vendor that designs and hosts operations, billing, and point of sale solutions for communications service providers. Prior to that, Ms. Nelson was a financial executive consultant, holding a senior leadership position for select organizations and on various acquisition and merger due diligence teams evaluating opportunities for both large-scale private equity firms and local entrepreneurs. From 2011 to 2013, Ms. Nelson held the role of Chief Financial Officer for First American Equipment Finance. Prior to that, Ms. Nelson was with Birds Eye Foods, Inc. for 15 years in increasingly responsible financial roles, reaching the position of Executive Vice President, Chief Financial Officer and Secretary in 2008.

Donald J. Stuart, age 69 – Mr. Stuart has been a director since November 2020. Mr. Stuart is a Senior Advisor / Founder at Cadent Consulting Group. Prior to Cadent, he served as Chief Operating Officer of Kantar Retail. Mr. Stuart was a founding partner of Cannondale Associates in 1992, as well as Managing Director and CEO / President. Before Cannondale, he had a strong finance and marketing background from his management positions at Glendinning Associates and Pillsbury / Green Giant. He has extensive experience in sales and marketing consulting for consumer manufacturers across multiple retail channels. Mr. Stuart received his B.A. in Economics from St. Lawrence University and his M.B.A. from the Tuck School of Business at Dartmouth.

Keith A. Woodward, age 61 – Mr. Woodward has been a director since July 2018. Mr. Woodward is the former Chief Financial Officer of Tennant Corporation. He is also a former Senior Vice President, Finance for General Mills, Inc. where he worked for 26 years from 1991-2017. From 2006-2009, he was the representative of General Mills appointed to serve as a board advisor to the Company’s Board of Directors pursuant to the Green Giant Alliance Agreement. Mr. Woodward has his M.B.A. in Finance and Marketing, and a B.S. in Accounting both from Indiana University. Mr. Woodward is currently a board member of Phillips Distilling Company in St. Paul, Minnesota.

BOARD GOVERNANCE

Independent Directors

Under the NASDAQ listing standards, at least a majority of the Company’s directors and all of the members of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee must meet the test of “independence” as defined by NASDAQ. The NASDAQ standards provide that, to qualify as an “independent” director, in addition to satisfying certain criteria, the Board of Directors must affirmatively determine that a director has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined that each director nominee and director whose term will continue beyond the Annual Meeting, other than, Mr. Palmby as the current President and Chief Executive Officer of the Company, and Mr. Call, is “independent” as defined by the NASDAQ listing standards.

In making its determination with respect to Mr. Call, the Board considered his relationship with the Company as fully described in “Certain Transactions and Related Relationships” on page 21. It concluded that Mr. Call does not satisfy the criteria under NASDAQ standards inasmuch as the Company purchased raw vegetables from My-T Acres, Inc., under an arm's length contract, above the $200,000 threshold permitted under the NASDAQ standards in determining “independence”.

With respect to the seven independent directors, there are no transactions, relationships or arrangements not requiring disclosure pursuant to Item 404(a) of Regulation S-K that were considered by the Board in determining that these individuals are independent under the NASDAQ listing standards.

Leadership Structure

Mr. Kayser serves as the Chairman of the Board of Directors in a non-executive role and has served in that capacity since 2021. Mr. Palmby serves as the Chief Executive Officer and has served in that capacity since 2020. Our Board of Directors has no specific policy regarding separation of the Chairman of the Board and Chief Executive Officer. Although our bylaws permit the Chairman to serve as Chief Executive Officer, our Board has determined that separating these positions is currently in the best interest of the Company and our shareholders. As Chief Executive Officer, Mr. Palmby focuses on the strategy, leadership and day-to-day execution of our business plan while Mr. Kayser provides oversight, direction and leadership to the Board.

Our Board of Directors believes that it is able to effectively provide independent oversight of the Company’s business and affairs, including the risks we face, through the composition of our Board of Directors, the strong leadership of the independent Directors and the independent committees of our Board of Directors, and the other corporate governance structures and processes already in place. Seven of the nine current directors are independent under the NASDAQ listing standards. All of our directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of non-management directors, as appropriate, in order to promote discussion among such directors and assure independent oversight of management. Moreover, our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, all of which are comprised entirely of independent directors, also perform oversight functions independent of management.

Board Oversight of Risk Management

The Company believes that its leadership structure allows the directors to provide effective oversight of the Company’s risk management function by receiving and discussing regular reports prepared by the Company’s senior management on areas of material risk to the Company, including market conditions, matters affecting capital allocation, compliance with debt covenants, significant regulatory changes that may affect the Company’s business operations, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company’s business. Additionally, the Board of Directors administers its risk oversight function through (i) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, major acquisitions and divestitures, new borrowings and the appointment and retention of the Company’s executive management, (ii) the coordination of the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Corporate Governance and Nominating Committees, and (iii) periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the Company’s internal control over financial reporting.

Committees and Meeting Data

The Board of Directors has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Each member of each of these committees is “independent” as that term is defined in the NASDAQ listing standards. The Board has adopted a written charter for each of these committees, which is available on our website at www.senecafoods.com.

The Audit Committee currently consists of Mr. Woodward (Chair), Ms. Nelson and Mr. Ware. The Audit Committee met four times during the fiscal year ended March 31, 2025. The Audit Committee is directly responsible for the engagement of independent auditors, reviews with the Company’s independent registered public accounting firm regarding the scope and results of the annual audit and interim reviews, reviews with management or the internal auditor on the scope and results of the Company’s internal auditing procedures, reviews of the independence of the auditors and any non-audit services provided by the auditors, reviews with the auditors and management of the adequacy of the Company’s system of internal accounting controls and makes inquiries into other matters within the scope of its duties. Mr. Woodward, Ms. Nelson, and Mr. Ware have been designated as the Company’s “audit committee financial experts” in accordance with the SEC rules and regulations. Shareholders should understand that this designation is a disclosure requirement of the SEC related to the member’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board, and this designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any member of the Audit Committee or the Board. See “Report of the Audit Committee” on page 28.

The Compensation Committee currently consists of Mr. Gaylord (Chair), Dr. Boor and Mr. Woodward. The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of the Company’s directors and officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs. The Compensation Committee met two times during the fiscal year ended March 31, 2025.

The Corporate Governance and Nominating Committee currently consists of Dr. Boor (Chair), Mr. Gaylord and Mr. Ware. The responsibilities of the Corporate Governance and Nominating Committee include assessing Board membership needs and identifying, screening, recruiting, and presenting director candidates to the Board, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and sponsoring and overseeing performance evaluations for the Board as a whole and the directors. The Corporate Governance and Nominating Committee met once during the fiscal year ended March 31, 2025.

Nominating Procedures

The Board has not adopted specific minimum criteria for director nominees and although the Company does not have a formal policy or guidelines regarding diversity, the Company recognizes the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. The Corporate Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, or if the Corporate Governance and Nominating Committee decides not to nominate a member for re-election, the Corporate Governance and Nominating Committee first considers the appropriateness of the size of the Board. If the Corporate Governance and Nominating Committee determines the Board seat should remain and a vacancy exists, the Corporate Governance and Nominating Committee considers factors that it deems are in the best interests of the Company and its shareholders in identifying and evaluating a new nominee. The Corporate Governance and Nominating Committee will consider nominees suggested by incumbent Board members, management and shareholders.

Shareholder recommendations must be in writing and sent within the time periods set forth under the heading “Shareholder Proposals for the 2026 Annual Meeting” addressed to the Chairman of the Corporate Governance and Nominating Committee, c/o Corporate Secretary, 418 East Conde Street, Janesville, WI 53546, and should include a statement setting forth the qualifications and experience of the proposed candidates and basis for nomination. Any person recommended by shareholders of the Company will be evaluated in the same manner as any other potential nominee for director.

Board Attendance at Meetings

The Board of Directors held four meetings during the fiscal year ended March 31, 2025. Each director attended every meeting of the Board of Directors, and meetings held by all committees of the Board of Directors on which he or she served, while the director was an active member of the Board. Each director is expected to attend the Annual Meeting of shareholders. In 2024, the Annual Meeting of Shareholders was attended by all nine directors who were serving on the Board at that time.

Shareholder Communication with the Board

The Company provides an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so in writing to Seneca Foods Corporation, 350 WillowBrook Office Park, Fairport, New York 14450. Correspondence directed to an individual board member will be referred, unopened, to that member. Correspondence not directed to a particular board member will be referred, unopened, to the Chairman of the Audit Committee.

EXECUTIVE OFFICERS

The following provides certain information regarding our executive officers. Each individual’s name and position with the Company is indicated. In addition, the principal occupation and business experience for the past five years is provided for each officer and, unless otherwise stated, each person has held the position indicated for at least the past five years.

Paul L. Palmby, age 62 – Mr. Palmby is the President and Chief Executive Officer of the Company and has served in that capacity since October of 2020. From 2006-2020, Mr. Palmby served as Executive Vice President and Chief Operating Officer of the Company. Prior to that, he served as President of the Vegetable Division of the Company from 2005 to 2006 and Vice President of Operations of the Company from 1999-2004. Mr. Palmby joined the Company in February 1987. He has been twice appointed by the Governor of Wisconsin and has served since 2015 on the Board of the Department of Agriculture, Trade and Consumer Protection for the state. Mr. Palmby currently serves as a Director of First Mid Bancshares, Inc., a publicly traded organization that provides financial services including banking, insurance, wealth management, brokerage, and ag services through a network of locations in Illinois, Missouri, Texas, and Wisconsin, and a loan production office in Indiana. He is also a Director of the Farming For The Future Foundation which is a Foundation dedicated to educating the public about where their food comes from. Mr. Palmby previously served as a Director of Blackhawk Bancorp, Inc., the parent company of Blackhawk Bank, a Beloit, Wisconsin publicly traded community bank with nine full-service banking centers in Wisconsin and Illinois from 2019 to 2023. Mr. Palmby received his Bachelor of Science (B.S.) degree from Iowa State University.

Michael S. Wolcott, age 32 − Mr. Wolcott has served as the Chief Financial Officer, Treasurer, and Senior Vice President of the Company since April 2023. Mr. Wolcott has been with the Company since 2017, previously serving in roles that included Vice President of Finance and General Manager of Seneca Snack. Prior to Seneca Foods, he worked at Barclays Investment Bank in New York City. Mr. Wolcott received a B.S. in Applied Economics and Management from Cornell University and an M.B.A. from Stanford University.

Timothy R. Nelson, age 57 – Mr. Nelson has served as the President of Fruit and Snack since 2020 and the Senior Vice President of Operations since December 2018. Prior to that, he held the position of Vice President of Fruit and Snack operations from 2008 to 2018 and he spent time as the Plant Manager of Seneca’s plants in Blue Earth, Montgomery and Glencoe, Minnesota from 1999-2008. Mr. Nelson joined the Company in March 1992.

Dean E. Erstad, age 62 − Mr. Erstad has served as the Senior Vice President of Sales and Marketing of the Company since 2001. Prior to that, after joining the Company in 1995, he held various roles of increasing responsibility until assuming his current role. Prior to joining the Company, he worked for Owatonna Canning Company. Mr. Erstad is an industry veteran with over 30 years of experience in the food industry. He served six years on the Executive Board of Directors for the Food Institute as well as two years as Chairman of its Board of Directors. He also served for three years on the Private Label Manufacturers Association (PLMA) Board of Directors, six years on their Executive Committee, and two years as their Chairman of their Board of Directors. Mr. Erstad also served three years on the Board of Directors for Corporate Video Arts Incorporated which owned the American Demographics publication.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Overview

This section discusses our policies and practices relating to executive compensation and presents a review and analysis of the compensation earned during the fiscal year ended March 31, 2025 by our Chief Executive Officer, or CEO, our Chief Financial Officer and our two other executive officers as of March 31, 2025, to whom we refer collectively in this proxy statement as the “named executive officers.” The amounts of compensation earned by these executives are detailed in the Fiscal Year 2025 Summary Compensation Table and the other tables which follow it. The purpose of this section is to provide you with more information about the types of compensation earned by the named executive officers and the philosophy and objectives of our executive compensation programs and practices.

Authority of the Compensation Committee; Role of Executive Officers

Each member of the Compensation Committee of the Board of Directors (the “Committee”) qualifies as an independent director under NASDAQ listing standards. The Committee operates under a written charter adopted by the Board. A copy of the charter is available at www.senecafoods.com under “Corporate Governance.” The Committee meets as often as necessary to perform its duties and responsibilities. The Committee held two meetings during fiscal year 2025. The Committee has never engaged a compensation consultant to assist it in developing compensation programs.

The Committee is authorized by our Board of Directors to oversee our compensation and employee benefit practices and plans generally, including our executive compensation, incentive compensation and equity-based plans. The Committee may delegate appropriate responsibilities associated with our benefit and compensation plans to members of management. The Committee has delegated certain responsibilities with regard to our Pension Plan and 401(k) Plan to an investment committee consisting of members of management. The Committee also has delegated authority to our CEO to designate those employees who will participate in our Executive Profit Sharing Bonus Plan; provided, however, that the Committee is required to approve participation in such plan by any of our executive officers.

The Committee approves the compensation of our CEO. Our CEO develops and submits to the Committee his recommendation for the compensation of each of the other executive officers in connection with annual merit reviews of their performance. The Committee reviews and discusses the recommendations made by our CEO and approves the compensation for each named executive officer for the coming year. No corporate officer, including our CEO, is present when the Committee determines that officer’s compensation. In addition, our Chief Financial Officer and other members of our finance staff assist the Committee with establishing performance target levels for our Executive Profit Sharing Bonus Plan, as well as with the calculation of actual financial performance and comparison to the performance targets, each of which actions requires the Committee’s approval.

Philosophy and Objectives

Our philosophy for the compensation of all of our employees, including the named executive officers, is to value the contribution of our employees and share profits through broad-based incentive arrangements designed to reward performance and motivate collective achievement of strategic objectives that will contribute to our Company’s success. The primary objectives of the compensation programs for our named executive officers are to:

●	attract and retain highly-qualified executives,

●	motivate our executives to achieve our business objectives,

●	reward our executives appropriately for their individual and collective contributions, and

●	align our executives’ interests with the long-term interests of our shareholders.

Our compensation principles are designed to complement and support the Company’s business strategy. The packaged fruit and vegetable business is highly competitive, and the principal customers are major food chains and food distributors with strong negotiating power as to price and other terms. Consequently, our success depends on supplying quality products with an efficient cost structure which enables us to provide favorable prices to the customers and acceptable margins for the Company.

However, an important purpose of our compensation policies is to enable the Company to retain highly valued employees. Our senior management monitors middle and senior management attrition and endeavors to be sufficiently competitive as to salary levels so as to attract and retain highly valued managers. Consequently, the Company has been flexible in awarding compensation, and expects to remain so, to facilitate attracting and retaining quality management personnel.

Consideration of Most Recent Say on Pay Vote

At the Annual Meeting of Shareholders on August 9, 2023, the shareholders expressed a preference that advisory votes on executive compensation occur every three years. Consistent with this preference, the Board of Directors determined to implement an advisory vote on executive compensation every three years, and the next advisory vote on the frequency of future advisory votes on executive compensation will occur at the 2026 Annual Meeting of Shareholders.

Also, at the Annual Meeting of Shareholders on August 9, 2023, over 99% of the shares voted were voted in support of the compensation of the Company’s named executive officers. As a result, the Compensation Committee concluded that the compensation paid to executive officers and the Company’s overall pay practices have strong shareholder support and no significant changes have been made since that time.

Elements of Executive Compensation for Fiscal Year 2025

Base Salary - The base salary of each of our named executive officers is reviewed by the Committee at the beginning of each fiscal year as part of the overall annual review of executive compensation. During the review of base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the individual, his or her past performance and competitive salary practices both internally and externally. In addition to the annual reviews, the base salary of a particular executive may be adjusted during the course of a fiscal year, for example, in connection with a promotion or other material change in the executive’s role or responsibilities. During fiscal year 2025, the named executive officers generally received a 3.5% increase to their base salary in May 2024 (5.0% for Mr. Wolcott). The base salary of each of our named executive officers is set forth in the Summary Compensation Table.

As a general rule, base salaries for the named executive officers are set at a level which will allow us to attract and retain highly-qualified executives. Many of our competitors are family-owned businesses operating in rural areas, where compensation rates and salary expectations are below urban levels. However, most of our executive officers also live and work in rural locations, inasmuch as the Company believes that its facilities (some of which include executive offices) should be located in the agricultural areas that produce the crops processed by the Company. Although the compensation level of our executive officers is generally in the upper end of executive compensation in these localities, they are below the compensation levels for comparable positions in most public companies with sales comparable to those of the Company.

Executive Profit Sharing Bonus Plan - The Executive Profit Sharing Bonus Plan is generally available to officers and certain key corporate employees. An annual incentive bonus is payable based upon the Company’s performance, and aligns the interests of executives and employees with those of our shareholders. The Executive Profit Sharing Bonus Plan links performance incentives for management and key employees to increases in shareholder value and promotes a culture of high performance and ownership in which members of management are rewarded for achieving operating efficiencies, reducing costs and improving profitability.

The Executive Profit Sharing Bonus Plan (the “Plan”) was amended and restated effective as of April 1, 2022. The bonuses for officers and certain key corporate employees are distributed at the sole discretion of our CEO upon approval of such bonuses by the Compensation Committee. The performance measurement established under the Plan requires the Company's reported pre-tax earnings as shown on the audited consolidated financial statements to be adjusted to a First-In, First-Out (“FIFO”) basis, without considering charges or credits of an extraordinary or non-operating nature, such as, but not limited to, gains and losses from a sale of a business or equipment or other asset outside of the ordinary course, impairments and restructuring charges (“Annual Adjusted Earnings”). Annual Adjusted Earnings are then compared to the Bonus Base, which is defined as the average of the Annual Adjusted Earnings for the ten years ended immediately preceding the fiscal year corresponding to the current bonus calculation.

The bonus targets under the Plan range from the Bonus Base up to two times the Bonus Base. Additionally, each bonus target corresponds to a potential bonus payment calculated as a percentage of the employee's base salary earned during the fiscal year.  The potential bonus payments under the Plan range from 0% to 50% of base salary. The Plan provides that the Board of Directors or an authorized committee is permitted to make discretionary bonus payments in addition to any bonus payments calculated under the Plan.

The following table sets forth the bonus targets and potential bonus payments established under the Plan.

Annual Adjusted Earnings	Award Percentage
Less than 100% of Bonus Base	0%
100% or more but less than 125% of Bonus Base	10%
125% or more but less than 150% of Bonus Base	20%
150% or more but less than 175% of Bonus Base	30%
175% or more but less than 200% of Bonus Base	40%
200% or more of Bonus Base	50%

For fiscal year 2025, the Company’s Annual Adjusted Earnings exceeded the 125% or more bonus target for a 20% bonus payment. The actual amount earned by each named executive officer in fiscal year 2025 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Equity Based Incentive Awards - On August 10, 2007, the shareholders approved the 2007 Equity Incentive Plan (the “2007 Equity Plan”) to align the interests of management and shareholders through the use of stock-based incentives that result in increased stock ownership by management. Executive management’s view of the 2007 Equity Plan is that it is important to allow us to continue to attract and retain key talent and to motivate executive and other key employees to achieve the Company’s goals. On July 28, 2017, the shareholders approved the amendment and extension of the 2007 Equity Plan for an additional ten-year term. The Company granted 3,870 shares of restricted Class A common stock awards under the 2007 Equity Plan to key employees in fiscal year 2025. Provided that the participant remains employed by the Company, these shares of restricted stock will vest equally over a four-year period.

Retirement Programs - Our executive officers are entitled to participate in the Company’s Pension Plan, which is for the benefit of all employees meeting certain eligibility requirements. Effective August 1, 1989, the Company amended the Pension Plan to provide improved pension benefits under an excess formula. The excess formula for the calculation of the annual retirement benefit is: total years of credited service (not to exceed 35) multiplied by the sum of (i) 0.6% of the participant’s average salary (five highest consecutive years, excluding bonus), and (ii) 0.6% of the participant’s average salary in excess of his or her compensation covered by Social Security.

Participants who were employed by the Company prior to August 1, 1988, are eligible to receive the greater of their benefit determined under the excess formula or their benefit determined under the offset formula as of July 31, 1989. The offset formula is: (i) total years of credited service multiplied by $120, plus (ii) average salary multiplied by 25%, less 74% of the primary Social Security benefit. The maximum permitted annual retirement income that can be paid to a participant under either formula is $280,000. See “Pension Benefits” below for further information regarding the number of years of service credited to each of the named executive officers and the actuarial present value of his accumulated benefit under the Pension Plan.

We also have a 401(k) Plan pursuant to which the Company makes matching contributions, however, the named executive officers are not eligible to participate in the Company’s 401(k) match. The Company sponsors an unfunded nonqualified deferred compensation plan to permit certain eligible employees, including the named executive officers, to defer receipt of a portion of their compensation to a future date. This plan was originally designed to compensate the 401(k) Plan participants who are not eligible to receive Company matching contributions under the 401(k) Plan, however it is currently available to highly compensated employees who meet certain eligibility criteria.

Other Compensation - The Company also provides health insurance, term life insurance, and short-term disability benefits that do not discriminate in scope, terms or operation in favor of our executive officers. These benefits are included in the Summary Compensation Table for the named executive officers under “All Other Compensation” as applicable under SEC rules.

Other Compensation Policies

Internal Pay Equity - The Committee believes that internal pay equity is an important factor to be considered in establishing compensation for our officers. The Committee has not established a policy regarding the ratio of total compensation of our CEO to that of the other officers, but it does review compensation levels to ensure that appropriate equity exists. The Committee intends to continue to review internal pay equity and may adopt a formal policy in the future if it deems such a policy to be appropriate.

Compensation Deductibility Policy - Section 162(m) of the Internal Revenue Code limits the federal tax deductions that may be claimed by a public company for compensation paid to certain individuals to $1.0 million, except that, in 2017 and prior years, compensation exceeding such threshold could be deducted if it met the requirements to be considered “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code. The Tax Cuts and Jobs Act, passed by Congress in December 2017, eliminated the “performance-based” compensation exemption under Section 162(m). Therefore, for 2018 and subsequent years, compensation paid to our chief executive officer, our chief financial officer and to each of our other named executive officers generally will not be deductible for federal income tax purposes to the extent such compensation exceeds $1.0 million, regardless of whether such compensation would have been considered “performance-based” under prior law. This limitation on deductibility applies to each individual who is a “covered employee” (as defined in Section 162(m)) or who becomes a covered employee, and continues to apply to each such individual for all future years, regardless of whether such individual remains a named executive officer. The compensation committee believes that our stockholders’ interests are best served by not restricting the compensation committee’s discretion in structuring compensation programs, and thus the compensation committee intends to maintain flexibility to pay compensation that is not deductible when the best interests of our company make that advisable. In approving the amount and form of compensation for our named executive officers, the compensation committee will continue to consider all elements of cost to our company of providing such compensation, including the potential impact of Section 162(m).

No Stock Options - The Company has never awarded stock options to any officer or employee, and it does not presently contemplate initiating any plan or practice to award stock options.

Timing of Grants - The Committee anticipates that stock awards to the Company’s officers under the 2007 Equity Incentive Plan will typically be granted annually in conjunction with the review of the individual performance of each officer. This review will take place at a regularly scheduled meeting of the Compensation Committee.

Summary Compensation Table

The following table summarizes, for the fiscal years ended March 31, 2025, 2024, and 2023, the amount of compensation earned by the named executive officers:

Named Executive Officers

					(3)
					Change in
					the Present
			(2)	Non-Equity	Value of	(4)
			Stock	Incentive Plan	Pension	All Other
Name and Principal Position	Year	Salary	Awards	Compensation	Benefit	Compensation	Total
Paul L. Palmby	2025	$777,375	$-	$155,475	$67,571	$12,002	$1,012,423
President and Chief Executive Officer	2024	$750,818	$-	$375,409	$57,119	$11,717	$1,195,063
	2023	$748,334	$-	$374,167	$-	$10,105	$1,132,606

Michael S. Wolcott (1)	2025	$326,400	$25,000	$65,280	$6,089	$4,777	$427,546
Senior Vice President,	2024	$311,077	$25,000	$155,538	$4,285	$3,732	$499,632
Chief Financial Officer and Treasurer

Timothy R. Nelson	2025	$338,025	$25,000	$67,605	$83,569	$545	$514,744
Senior Vice President of Operations,	2024	$326,477	$25,000	$163,238	$83,051	$545	$598,311
President of Fruit and Snack	2023	$325,397	$25,000	$162,699	$-	$566	$513,662

Dean E. Erstad	2025	$333,478	$25,000	$66,696	$83,474	$5,459	$514,107
Senior Vice President of	2024	$322,085	$25,000	$161,043	$73,050	$5,326	$586,504
Sales and Marketing	2023	$321,019	$25,000	$160,510	$-	$4,662	$511,191

(1)	Mr. Wolcott was promoted to the position of Senior Vice President, Chief Financial Officer and Treasurer effective as of April 1, 2023. He was not a named executive officer for fiscal year 2023.

(2)

Represents the total grant date fair value of stock awards on the date of the award. The fair values of these awards were based on the closing price of the Company’s Class A common stock as reported on the NASDAQ Global Select Market on the date of grant.

(3)

Represents the aggregate change in pension value of the named executive officer’s accumulated benefit under our defined benefit pension plan. In accordance with SEC rules, negative amounts have been reported as zero in this table. During fiscal year 2023, negative amounts for Mr. Palmby, Mr. Nelson, and Mr. Erstad were $64,803, $4,304, and $24,126, respectively. See the pension benefits table on page 16 for additional information, including the present value assumptions used in this calculation.

(4)

This includes the Company’s matching contribution to its deferred compensation plan for each named executive officer, if any, and the amount of premium paid by the Company for group term life insurance on the named executive officer’s life. The value of perquisites and other personal benefits are not shown in the table individually because the aggregate amount of such compensation, if any, is less than $10,000 for each named executive officer.

Grants of Plan-Based Awards in Fiscal Year 2025

The following table sets forth information about non-equity and equity awards granted to the named executive officers in fiscal year 2025.

					All Other
					Stock Awards:	Grant Date
		Estimated Possible Payouts Under Non-			Number of	Fair Value
	Grant	Equity Incentive Plan Awards (1)			Shares of	of Stock
Name	Date	Threshold	Target	Maximum	Stock	Awards
Paul L. Palmby
2025 Executive Profit Sharing Bonus Plan	N/A	$77,738	----	$388,688
Michael S. Wolcott
2025 Executive Profit Sharing Bonus Plan	N/A	$32,640	----	$163,200
Restricted Stock	8/7/2024				430	$25,000
Timothy R. Nelson
2025 Executive Profit Sharing Bonus Plan	N/A	$33,803	----	$169,012
Restricted Stock	8/7/2024				430	$25,000
Dean E. Erstad
2025 Executive Profit Sharing Bonus Plan	N/A	$33,348	----	$166,739
Restricted Stock	8/7/2024				430	$25,000

(1)

Shows the potential value of the payout for the named executive officer for fiscal year 2025 under our Executive Profit Sharing Bonus Plan if the threshold or maximum Annual Adjusted Earnings objective were satisfied. The potential payouts were performance-driven and therefore completely at risk. During fiscal year 2025, the Company exceeded the 125% or more bonus target for a 20% bonus payment and the bonus amounts paid out are set forth in the Summary Compensation Table.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table provides information on the outstanding equity awards held by the named executive officers as of March 31, 2025.

	Number of		Market Value of
	Shares of Restricted		Shares of Restricted
	Stock That Have		Stock That Have
Name	Not Vested		Not Vested (1)
Paul L. Palmby	117	(2)	$10,418
Michael S. Wolcott	886	(3)	$78,889
Timothy R. Nelson	1,224	(4)	$108,985
Dean E. Erstad	1,224	(5)	$108,985

(1)	Determined based on the closing price of the Company’s Class A Common Stock ($89.04) on March 31, 2025.

(2)	Mr. Palmby’s restricted stock holdings as of March 31, 2025 vest as follows, provided that he remains employed by the Company on such dates: 117 shares in August 2025.

(3)

Mr. Wolcott’s restricted stock holdings as of March 31, 2025 vest as follows, provided that he remains employed by the Company on such dates: 260 shares in August 2025, 260 shares in August 2026, 260 shares in August 2027 and 106 shares in August 2028.

(4)

Mr. Nelson's restricted stock holdings as of March 31, 2025 vest as follows, provided that he remains employed by the Company on such dates: 487 shares in August 2025, 371 shares in August 2026, 260 shares in August 2027 and 106 shares in August 2028.

(5)

Mr. Erstad's restricted stock holdings as of March 31, 2025 vest as follows, provided that he remains employed by the Company on such dates: 487 shares in August 2025, 371 shares in August 2026, 260 shares in August 2027 and 106 shares in August 2028.

Option Exercises and Stock Vested in Fiscal Year 2025

The following table provides information on the value of stock awards that vested during fiscal year 2025 for each of our named executive officers.

	Number of Shares	Value
	Acquired on	Realized
Name	Vesting	on Vesting (1)
Paul L. Palmby	407	$24,579
Michael S. Wolcott	152	$9,179
Timothy R. Nelson	381	$23,009
Dean E. Erstad	381	$23,009

(1)	Determined based on the closing price of the Company’s Class A Common Stock on August 9, 2024 ($60.39).

Pension Benefits

The Company’s Pension Plan is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees, including the named executive officers. Effective August 1, 1989, the Company amended the Pension Plan to provide improved pension benefits under an excess formula. The excess formula for the calculation of the annual retirement benefit is: total years of credited service (not to exceed 35) multiplied by the sum of (i) 0.6% of the participant’s average salary (five highest consecutive years, excluding bonus), and (ii) 0.6% of the participant’s average salary in excess of his compensation covered by Social Security. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2025, the annual limitation is $350,000.

Participants who were employed by the Company prior to August 1, 1988, are eligible to receive the greater of their benefit determined under the excess formula or their benefit determined under the offset formula as of July 31, 1989. The offset formula is: (i) total years of credited service multiplied by $120, plus (ii) average salary multiplied by 25%, less 74% of the primary Social Security benefit. The maximum permitted annual retirement income that can be paid to a participant under either formula is $280,000.

The following table shows the present value of accumulated benefits payable to each of our named executive officers under our Pension Plan.

		Present Value of
	Number of Years	Accumulated	Payments During
Name	Credited Service	Benefit (1)	Last Fiscal Year
Paul L. Palmby	35	$1,063,013	$-
Michael S. Wolcott	7	$17,450	$-
Timothy R. Nelson	30	$663,928	$-
Dean E. Erstad	29	$848,879	$-

(1)

Please see Note 9, "Retirement Plans," in the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders for the year ended March 31, 2025, for the assumptions used in calculating the present value of the accumulated benefit. Pension Plan service credit and actuarial values are calculated as of March 31, 2025, which is the pension plan measurement date that we use for financial statement reporting purposes.

Nonqualified Deferred Compensation Table for Fiscal Year 2025

The Company sponsors an unfunded nonqualified deferred compensation plan to permit certain eligible employees to defer receipt of a portion of their compensation to a future date. Deferral elections are made during specific enrollment periods and eligible employees may elect to defer up to 10% of their base salary and up to 10% of bonus amounts. The following table provides information on the Company's nonqualified deferred compensation plan for fiscal year 2025 for each of our named executive officers.

Name	Executive Contributions (1)	Company Contributions (2)	Aggregate Earnings (3)	Aggregate Withdrawals / Distributions	Aggregate Balance at March 31, 2025 (4)
Paul L. Palmby	$118,175	$11,457	$31,376	$-	$546,913
Michael S. Wolcott	$35,652	$4,777	$1,342	$45,231	$3,804
Timothy R. Nelson	$3,650	$-	$27	$-	$3,677
Dean E. Erstad	$29,472	$4,915	$6,127	$-	$115,430

(1)	Executive contributions consist of deferrals of amounts included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table.

(2)	Contributions made by the Company which are included in the "All Other Compensation" column of the Summary Compensation Table.

(3)	Amount represents the change in value of the nonqualified deferred compensation plan account during the fiscal year. None of the amounts in this column have been included in the Summary Compensation Table.

(4)	The aggregate balance is inclusive of executive contributions and Company contributions reported in the Summary Compensation Table for each fiscal year in which the respective person was a named executive officer.

Pay Ratio Disclosure

In accordance with SEC rules, we are reporting our CEO pay ratio. As set forth in the Summary Compensation Table, our CEO’s annual total compensation for fiscal year 2025 was $1,012,423. Our median employee’s annual total compensation was $72,954, resulting in a CEO pay ratio of 14:1.

As permitted under SEC rules, we may identify our median employee for purposes of providing pay ratio disclosure once every three years, provided that there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the 2025 pay ratio disclosure. Accordingly, we have calculated our disclosure based on the median employee identified as of February 28, 2023. For details on our process for identifying the median employee refer to the “Pay Ratio Disclosure” section in our 2023 proxy statement filed with the SEC on July 7, 2023.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions. Given the different methodologies that companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Pay Versus Performance Disclosure

The following table and supporting graphics present information relating to executive compensation and financial performance measures for the fiscal years ended March 31, 2025, 2024, 2023, 2022 and 2021 in satisfaction of Item 402(v) of Regulation S-K. Please see the “Compensation Discussion and Analysis” section for an overview of the Company’s compensation programs.

						(2)
					Average	Average
					Summary	Summary
	Summary	Summary	(2)	(2)	Compen-	Compen-	Value of Initial Fixed
	Compen-	Compen-	Compen-	Compen-	sation	sation	$100 Investment Based On:
	sation	sation	sation	sation	Table	Actually		Peer
	Table	Table	Actually	Actually	Total for	Paid to	Company	Group		(5)
	Total for	Total for	Paid to	Paid to	Non-PEO	Non-PEO	Total	Total	(4)	Annual
(1)	First	Second	First	Second	Named	Named	Share-	Share-	Net	Adjusted
Fiscal	PEO	PEO	PEO	PEO	Executive	Executive	holder	holder	Income	Earnings
Year	(Palmby)	(Kayser)	(Palmby)	(Kayser)	Officers	Officers	Return	Return (3)	($ in 000s)	($ in 000s)
2025	$1,012,423	N/A	$950,033	N/A	$485,466	$474,495	$223.83	$135.16	$41,224	$86,429
2024	$1,195,063	N/A	$1,135,160	N/A	$561,482	$534,022	$143.04	$139.86	$63,318	$106,117
2023	$1,132,606	N/A	$1,171,347	N/A	$539,468	$555,777	$131.40	$150.26	$9,231	$147,292
2022	$997,908	N/A	$1,016,603	N/A	$458,274	$460,107	$129.56	$136.74	$46,200	$111,071
2021	$787,541	$949,409	$817,913	$949,409	$588,183	$591,968	$118.38	$124.03	$126,100	$127,042

(1)	The named executive officers included in the pay versus performance disclosure were:

Year	Principal Executive Officer (PEO)	Non-PEO Named Executive Officers
2025	Paul L. Palmby	Michael S. Wolcott, Timothy R. Nelson, Dean E. Erstad
2024	Paul L. Palmby	Michael S. Wolcott, Timothy R. Nelson, Dean E. Erstad
2023	Paul L. Palmby	Timothy J. Benjamin, Timothy R. Nelson, Dean E. Erstad
2022	Paul L. Palmby	Timothy J. Benjamin, Timothy R. Nelson
2021	Paul L. Palmby, Kraig H. Kayser	Arthur S. Wolcott, Timothy J. Benjamin

(2)

The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and applicable SEC guidance, and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. For fiscal year 2025, Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. (Please note that, while similar adjustment information was provided in our 2024 proxy statement for fiscal year 2024, and in our 2023 proxy statement for fiscal years 2023, 2022 and 2021, respectively, under applicable SEC guidance, repeating such adjustment information is not required in this proxy statement because it is not material to our stockholders' understanding of the information reported in the Pay Versus Performance table for fiscal year 2025 or the relationship disclosures provided below):

	2025
Adjustments	PEO	Other NEOs
Summary Compensation Table (SCT) Total	$1,012,423	$485,466
(Deduct): Change in actuarial present value of pension benefits	(67,571)	(57,711)
Add: Service cost of pension benefits (6)	-	20,878
(Deduct): SCT "Stock Awards" column value	-	(25,000)
Add: Covered Year-end fair value of outstanding equity awards granted in Covered Year	-	38,287
Add/(deduct): Change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted in prior years	3,760	9,385
Add/(deduct): Change in fair value (from prior year-end to vest date in Covered Year) of prior year equity awards vested in Covered Year	1,420	3,190
Compensation Actually Paid Total	$950,033	$474,495

(3)

The peer group used in this disclosure is the S&P Packaged Foods & Meats Index, which is the same peer group used in the stock performance graph contained within our 2025 Annual Report to Shareholders.

(4)	Net income as reported in our consolidated statements of net earnings in our 2025 Annual Report to Shareholders.

(5)

Adjusted Annual Earnings was determined to be the most important financial performance measure linking “compensation actually paid” to our company’s performance for 2025 and therefore was selected as the 2025 “company selected measure” as defined in Item 402(v). Refer to the subsection “Executive Profit Sharing Bonus Plan” within the “Compensation Discussion and Analysis” section of this proxy statement for a full definition of Adjusted Annual Earnings.

(6)	For fiscal year 2025, the PEO does not have a service cost of pension benefits because he has reached his maximum years of credited service under the Pension Plan.

The following charts provide (1) a comparison between our cumulative total shareholder return and the cumulative total shareholder return of the Peer Group, and (2) illustrations of the relationships between (A) the executive compensation actually paid to the PEO and the average of the executive compensation actually paid to our non-PEO named executive officers (in each case as set forth in the pay for performance table above) and (B) each of the performance measures set forth in the pay versus performance table above (net income and annual adjusted earnings).

As shown above, the Company has selected Annual Adjusted Earnings as the company-selected measure for the pay versus performance disclosure as we believe it represents the most important financial performance measure used to link compensation actually paid to the named executive officers in 2025 to the company’s performance. Annual Adjusted Earnings is the performance measure used to determine 2025 annual cash incentive award payouts. The correlation between compensation actually paid and Annual Adjusted Earnings differs when comparing compensation actually paid to net income as reported on a GAAP basis primarily due to the large non-cash Last-In, First-Out (“LIFO”) charges that the Company has experienced in fiscal years 2025, 2024, 2023 and 2022 as a result of valuing inventory on a LIFO basis. The non-cash LIFO charges have been the result of significant cost inflation for various production inputs, including, but not limited to, steel, commodities, labor, ingredients, packaging, fuel, and transportation.

Compensation of Directors

Under the director compensation program, each non-employee director is paid a quarterly cash retainer of $20,000. Mr. Palmby, as a current officer of the Company, did not receive any compensation for serving the Company as a member of the Board of Directors. The Company’s non-employee directors received the following aggregate amounts of compensation for the fiscal year ended March 31, 2025:

Name	Fees Earned or Paid in Cash
Kraig H. Kayser	$80,000
Kathryn J. Boor	$80,000
Peter R. Call	$80,000
John P. Gaylord	$80,000
Linda K. Nelson	$80,000
Donald J. Stuart	$80,000
Bruce E. Ware	$80,000
Keith A. Woodward	$80,000

Compensation Committee Interlocks

As noted above, the Compensation Committee is currently comprised of three independent directors: Mr. Gaylord (Chair), Dr. Boor, and Mr. Woodward. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors and compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past three years.

Certain Transactions and Relationships

According to written policy of the Audit Committee, any related party transactions, excluding compensation, which is delegated to the Compensation Committee, involving one of the Company’s directors or executive officers, must be reviewed and approved by the Audit Committee. Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. Related parties include any of the Company’s directors or executive officers, certain of the Company’s stockholders and their immediate family members. To identify any related party transactions, each year, the Company submits and requires each director and officer to complete director and officer questionnaires identifying any transactions with the Company in which the executive officer or director or their family members has an interest. In addition, the Board of Directors determines, on an annual basis, which members of the Board meet the definition of independent director as defined in the NASDAQ listing standards and reviews and discusses any relationships with a director that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

A small percentage (approximately 2% in fiscal year 2025 and approximately 1% in fiscal years 2024 and 2023, respectively) of vegetables supplied to the Company are grown by My-T Acres, Inc. Peter R. Call, a Director, is the President of My-T Acres, Inc., which supplied the Company approximately $2.8 million, $3.0 million, and $3.1 million pursuant to a raw vegetable grower contract in fiscal years 2025, 2024, 2023, respectively. The Chairman of the Audit Committee reviewed the relationship and determined that the My-T Acres contract was negotiated at arm's length and on no more favorable terms than to other growers in the marketplace.

The Company incurred expenses for charitable contributions to the Seneca Foods Foundation (the “Foundation”) in the amount of $0.5 million, $1.0 million and $0.5 million for each of fiscal years 2025, 2024, and 2023, respectively. The Foundation is a nonprofit entity that supports charitable activities by making grants to unrelated organizations or institutions and is managed by current employees of the Company. The three current trustees of the Foundation are either current members of the Company's Board of Directors or an immediate family member of a Company Director.

The Company maintains a liability for retirement arrangements to beneficiaries that have family relationships with two of the Company’s current Directors. As of March 31, 2025 and 2024, the liability for these benefits totaled $1.0 million and $1.0 million, respectively. Payments are made monthly over the beneficiary’s lifetime. Additionally, Mr. Kayser’s payments under his supplemental retirement agreement with the Company commenced during fiscal year 2022 as outlined in the Form 8-K filed by the Company on September 1, 2020.

During fiscal year 2025, the Company had the following four employment relationships. Aaron Wadell, brother-in-law of Donald J. Stuart, a Director of the Company, was employed as Vice President of e-Business for the Company. Jesse Hayes and Charles Hayes, sons of Paul L. Palmby, an Executive Officer of the Company, were employed as Vice President of Frozen Sales and Chain Accounts for the Company and Safety and Environmental Manager for the Company's Janesville, Wisconsin location, respectively. Patrick Nelson, son of Timothy R. Nelson, an Executive Officer of the Company, was employed as Director of Technical Services and Contract Manufacturing for the Company. For each of the aforementioned employees the total fiscal year 2025 compensation (base salary, bonus, and benefits) exceeded the reporting threshold of $120,000 but did not exceed $272,000. The Chairman of the Audit Committee reviewed and approved each of these relationships and determined that each compensation arrangement was at arm’s length and structured the same for what would be a similarly situated employee.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange of 1934, as amended (the “Exchange Act”)) beneficially owned, as of June 13, 2025, more than five percent of the shares of any class of the Company’s voting securities except as set forth in the following table. Beneficial ownership for these purposes is determined in accordance with applicable SEC rules and includes shares over which a person has sole or shared voting and investment power. The holdings of Common Stock listed in the table do not include the shares obtainable upon conversion of the 10% Series A Preferred Stock and the 10% Series B Preferred Stock, which currently are convertible into one share of Class A Common Stock and one share of Class B Common Stock for every 20 shares of 10% Series A Preferred Stock and 30 shares of 10% Series B Preferred Stock.

Amount of Shares and Nature of Beneficial Ownership

Title of Class	Name and Address of Beneficial Owner	Sole Voting/ Investment Power	Shared Voting/ Investment Power	Total	(1) Percent of Class
6% Preferred Stock	Michael S. Wolcott
	Rochester, New York	40,844	-	40,844	20.41%

	Kurt C. Kayser
	Bradenton, Florida	27,536	-	27,536	13.77%

	Susan W. Stuart
	Fairfield, Connecticut	25,296	-	25,296	12.65%

	Bruce S. Wolcott
	Canandaigua, New York	25,296	-	25,296	12.65%

	Grace W. Wadell
	Lake Oswego, Oregon	25,292	-	25,292	12.65%

	Mark S. Wolcott
	Pittsford, New York	25,292	-	25,292	12.65%

	Estate of L. Jerome Wolcott, Jr.
	Costa Mesa, California	15,222	-	15,222	7.61%

	Peter B. Wolcott
	Torrington, Connecticut	15,222	-	15,222	7.61%

10% Series A	Marilyn W. Kayser	141,644	-	141,644	34.78%
Preferred Stock	Rochester, New York

	Bruce S. Wolcott	26,605	26,605	53,210	13.07%

	Susan W. Stuart	26,605	26,605	53,210	13.07%

	Mark S. Wolcott	26,605	26,605	53,210	13.07%

	Grace W. Wadell	26,605	26,605	53,210	13.07%

	Kraig H. Kayser	32,168	-	32,168	7.90%
	Lakewood Ranch, Florida

	Hannelore Wolcott-Bailey	20,588	-	20,588	5.04%

Amount of Shares and Nature of Beneficial Ownership (Continued)

Title of Class	Name and Address of Beneficial Owner	Sole Voting/ Investment Power	Shared Voting/ Investment Power	Total		(1) Percent of Class

10% Series B Preferred Stock	Marilyn W. Kayser	165,080	-	165,080		41.27%

	Kraig H. Kayser	91,400	-	91,400		22.85%

	Bruce S. Wolcott	15,100	15,100	30,200		7.55%

	Susan W. Stuart	15,100	15,100	30,200		7.55%

	Mark S. Wolcott	15,100	15,100	30,200		7.55%

	Grace W. Wadell	15,100	15,100	30,200		7.55%

	Hannelore Wolcott-Bailey	22,720	-	22,720		5.68%

Class A	Dimensional Fund Advisors LP
Common Stock	6300 Bee Cave Road
	Building One
	Austin, Texas	484,143	-	484,143	(2)	9.10%

	BlackRock Inc.
	50 Hudson Yards
	New York, New York	435,312	-	435,312	(3)	8.18%

	Seneca Foods 401(k) Plan	404,494		404,494		7.60%

	Royce & Associates LP
	One Madison Avenue
	New York, New York	300,363	-	300,363	(4)	5.65%

	Vanguard Group Inc.
	100 Vanguard Blvd.
	Malvern, Pennsylvania	283,543	-	283,543	(5)	5.33%

Class B Common Stock	Seneca Foods Pension Plan	471,000	-	471,000		30.15%

	Kraig H. Kayser	132,939	48,053	180,992	(6)	11.59%

	Susan W. Stuart	63,492	65,047	128,539	(7)	8.23%

	Seneca Foods 401(k) Plan	106,816	-	106,816		6.84%

	Bruce S. Wolcott	64,044	18,894	82,938		5.31%

	Grace W. Wadell	61,752	17,154	78,906		5.05%

	Mark S. Wolcott	59,472	18,679	78,151		5.00%

(1)	The applicable percentage of beneficial ownership is based on the number of shares of each class of voting stock outstanding as of June 13, 2025.

(2)

Based solely upon an amended Statement on Schedule 13G filed with the SEC on February 9, 2024 by Dimensional Fund Advisors LP (“Dimensional”) reporting (i) sole power to vote or direct the vote of 479,056 shares, (ii) shared power to vote or direct the vote of zero shares, (iii) sole power to dispose or direct the disposition of 484,143 shares, and (iv) shared power to dispose or direct the disposition of zero shares, of the Company’s Class A Common Stock. Dimensional reports that these securities are owned by various investment funds to which Dimensional acts as an investment advisor or serves as investment manager or sub-advisor, which have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of the Company’s Class A Common Stock, and to its knowledge no one fund’s interest is more than five percent of the total outstanding shares of Class A Common Stock. Dimensional disclaims beneficial ownership of these shares.

(3)

Based solely upon an amended Statement on Schedule 13G filed with the SEC on January 26, 2024 by BlackRock, Inc. (“BlackRock”) reporting (i) sole power to vote or direct the vote of 423,069 shares, (ii) shared power to vote or direct the vote of zero shares, (iii) sole power to dispose or direct the disposition of 435,312 shares, and (iv) shared power to dispose or direct the disposition of zero shares, of the Company’s Class A Common Stock. BlackRock reports that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s Class A Common Stock. No one person's interest in the Company’s Class A Common Stock is more than five percent of the total outstanding shares of Class A Common Stock.

(4)

Based solely upon a Schedule 13G filed with the SEC on January 28, 2025 by Royce & Associates LP ("Royce") reporting (i) sole power to vote or direct the vote of 300,363 shares, (ii) shared power to vote or direct the vote of zero shares, (iii) sole power to dispose or direct the disposition of 300,363 shares, and (iv) shared power to dispose or direct the disposition of zero shares, of the Company's Class A Common Stock.

(5)

Based solely upon an amended Statement on Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”) reporting (i) sole power to vote or direct the vote of zero shares, (ii) shared power to vote or direct the vote of 3,832 shares, (iii) sole power to dispose or direct the disposition of 274,478 shares, and (iv) shared power to dispose or direct the disposition of 9,065 shares, of the Company’s Class A Common Stock. Vanguard reports that its clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of the Company’s Class A Common Stock and no one other person’s interest is more than five percent of the total outstanding shares of Class A Common Stock.

(6)

Mr. Kayser has sole voting and investment power over 132,939 shares of Class B Common Stock he owns. The shares in the table include personal 401(k) holdings of 883 shares. Mr. Kayser has shared voting and investment power with respect to (i) 46,153 shares held by the Seneca Foods Foundation (the “Foundation”), of which Mr. Kayser is a director and (ii) 1,900 shares held in a trust, for which Mr. Kayser is the custodian.

(7)

The shares reported in the table include 18,894 shares of Class B Common Stock held by Ms. Stuart’s husband and 46,153 shares held by the Foundation, of which Ms. Stuart is a director. The shares in the table do not include 471,000 shares held by the Pension Plan, of which Ms. Stuart’s husband is a trustee. Ms. Stuart has shared voting and investment power with respect to the shares held by the Foundation. She disclaims beneficial ownership of the shares held by her husband.

Security Ownership of Management and Directors

The following table sets forth certain information available to the Company with respect to shares of all classes of the Company’s voting securities owned by each director, by each named executive officer (as defined on page 14) and by all directors and executive officers as a group, as of June 13, 2025. Beneficial ownership for these purposes is determined in accordance with applicable SEC rules and includes shares over which a person has sole or shared voting power or investment power. The holdings of Common Stock listed in the table do not include the shares obtainable upon conversion of the 10% Series A Preferred Stock and the 10% Series B Preferred Stock, which currently are convertible into one share of Class A Common Stock and one share of Class B Common Stock for every 20 shares of 10% Series A Preferred Stock and 30 shares of 10% Series B Preferred Stock.

Name of Beneficial Owner	Title of Class	Shares Beneficially Owned	(1) Percent of Class
Kraig H. Kayser	Class A Common Stock (2)	178,293	3.35%
	Class B Common Stock (3)	180,992	11.59%
	10% Series A Preferred Stock (2)	32,168	7.90%
	10% Series B Preferred Stock (2)	91,400	22.85%

Kathryn J. Boor		-	*

Peter R. Call	Class A Common Stock	6,097	*

John P. Gaylord	Class A Common Stock	1,000	*

Linda K. Nelson		-	*

Donald J. Stuart	Class A Common Stock (4)	69,830	1.31%
	Class B Common Stock (4)	82,386	5.27%
	6% Preferred Stock (4)	25,296	12.65%
	10% Series A Preferred Stock (4)	53,210	13.07%
	10% Series B Preferred Stock (4)	30,200	7.55%

Bruce E. Ware		-	*

Keith A. Woodward	Class A Common Stock	500	*

Paul L. Palmby	Class A Common Stock (5)	131,862	2.48%
	Class B Common Stock (5)	48,589	3.11%

Michael S. Wolcott	Class A Common Stock (6)	10,171	*
	Class B Common Stock (6)	15,682	1.00%
	6% Preferred Stock (6)	40,844	20.42%

Timothy R. Nelson	Class A Common Stock (7)	3,444	*
	Class B Common Stock (7)	394	*

Dean E. Erstad	Class A Common Stock (8)	4,037	*
	Class B Common Stock (8)	550	*

All directors and executive officers as a group	Class A Common Stock	297,998	5.60%
	Class B Common Stock	282,440	18.08%
	6% Preferred Stock	66,140	33.07%
	10% Series A Preferred Stock	85,378	20.97%
	10% Series B Preferred Stock	121,600	30.40%

*	Less than 1.0%
(1)	The applicable percentage of beneficial ownership is based on the number of shares of each class of voting stock outstanding as of June 13, 2025.
(2)

All shares in the table reflect shares owned directly by Mr. Kayser with the exception of 107,236 shares of Class A Common Stock held by the Foundation, of which Mr. Kayser is a director and 3,300 shares of Class A Common Stock held in a trust, for which Mr. Kayser is the custodian. The shares in the table include personal 401(k) holdings of 3,344 shares of Class A Common Stock.

(3)	See note 6 to the table under the heading “Security Ownership of Certain Beneficial Owners”.
(4)

The shares in the table include the following shares held directly by Mr. Stuart: (i) 12,616 shares of Class A Common Stock, (ii) 18,894 shares of Class B Common Stock, (iii) 26,605 shares of 10% Series A Preferred Stock, and (iv) 15,100 shares of Series B Preferred Stock. The shares in the table also include the following shares held directly by Mr. Stuart’s wife: (i) 57,214 shares of Class A Common Stock, (ii) 63,492 shares of Class B Common Stock, (iii) 25,296 shares of 6% Preferred Stock, (iv) 26,605 shares of 10% Series A Preferred Stock, and (v) 15,100 shares of 10% Series B Preferred Stock. Mr. Stuart disclaims beneficial ownership of the shares held by his wife.

(5)

The shares in the table include 24,626 and 2,436 shares of Class A and Class B Common Stock, respectively, held directly by Mr. Palmby, which includes 1,528 and 403 shares of Class A and Class B Common Stock, respectively, as personal 401(k) holdings. Mr. Palmby also has shared voting and investment power with respect to the Class A and Class B Common Stock held by the Foundation, which totaled 107,236 and 46,153, respectively in the table above.

(6)

Mr. Wolcott has sole voting and investment power over 10,171 and 15,682 shares of Class A and Class B Common Stock owned by him, including personal 401(k) holdings of 633 and 167 shares of Class A and Class B Common Stock, respectively. Mr. Wolcott also has 40,844 shares of 6% Preferred Stock held directly by him.

(7)

Mr. Nelson has sole voting and investment power over 3,444 and 394 shares of Class A and Class B Common Stock owned by him, including personal 401(k) holdings of 1,491 and 394 shares of Class A and Class B Common Stock, respectively.

(8)

Mr. Erstad has sole voting and investment power over 4,037 and 550 shares of Class A and Class B Common Stock owned by him, including personal 401(k) holdings of 2,084 and 550 shares of Class A and Class B Common Stock, respectively.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to report their ownership and any changes in that ownership to the SEC. The Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent beneficial owners were met for fiscal year 2025.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) to act as auditors for the fiscal year ending March 31, 2026. Deloitte has served as the Company’s independent registered public accounting firm since November 7, 2023. A representative of Deloitte is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

At the Annual Meeting, the shareholders will be asked to ratify the selection of Deloitte as the Company’s independent registered public accounting firm. Pursuant to the rules and regulations of the SEC, the Audit Committee has the direct responsibility to appoint, retain, approve the compensation and oversee the work of the Company’s independent registered public accounting firm. Consequently, the Audit Committee will consider the results of the shareholder vote on ratification, but will exercise its judgment, consistent with its primary responsibility, on the appointment and retention of the Company’s independent auditors.

The directors of the Company unanimously recommend a vote FOR the ratification of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2026.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company is composed of three directors, each of whom meets the current independence and experience requirements of the NASDAQ Global Select Market and the SEC. The Audit Committee operates under a written charter which was originally adopted on May 27, 2004 and reviewed and approved on June 12, 2025. A complete copy of the Audit Committee charter is available on the Company’s website at www.senecafoods.com. The Board has determined that Keith A. Woodward, Linda K. Nelson, and Bruce E. Ware are designated as the Company's “audit committee financial experts” as defined in the current rules of the SEC.

Management is primarily responsible for the Company’s financial statements and reporting process. Deloitte & Touche LLP (“Deloitte”) is responsible for performing an independent audit of the Company's financial statements and internal control over the financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing reports on those statements and internal control over financial reporting. The Audit Committee’s responsibilities include oversight of the Company’s independent registered public accounting firm and internal audit department, as well as oversight of the Company’s financial reporting process on behalf of the full Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with Deloitte without management being present. The Audit Committee met four times during the fiscal year ended March 31, 2025. In the course of fulfilling its oversight responsibilities, the Audit Committee met with management, internal audit personnel and Deloitte to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with Generally Accepted Accounting Principles. The Audit Committee also discussed with Deloitte matters required to be discussed, pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with Deloitte matters relating to its independence and has received from Deloitte the written disclosures and letter required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence.

On the basis of the reviews and discussions the Audit Committee has had with Deloitte and management, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, for filing with the SEC.

THE AUDIT COMMITTEE Keith A. Woodward, Chair Linda K. Nelson Bruce E. Ware

Change in Accountant

Effective November 7, 2023, the Audit Committee approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending March 31, 2024 and dismissed Plante Moran, P.C. (“Plante Moran”) from that role. Plante Moran reviewed the Company's interim condensed consolidated financial statements for the quarterly periods ended July 1, 2023 and September 30, 2023 and Deloitte reviewed the Company’s interim condensed consolidated financial statements for the quarterly period ended December 30, 2023.

The audit reports of Plante Moran on the Company's consolidated financial statements as of and for the fiscal years ended March 31, 2023 and 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the foregoing change in accountants, there was no disagreement of the type described in paragraph (a)(1)(iv) of Item 304 of Regulation S-K or any reportable event as described in paragraph (a)(1)(v) of such Item, except that, as previously reported in the Company’s Form 10-K/A (Amendment No. 1) for the fiscal year ended March 31, 2023, the Company reported that there was a material weakness in the Company’s internal control over financial reporting as of March 31, 2023.

Principal Accountant Fees and Services

The following table shows the fees paid or accrued by the Company for the audit and other services provided by the principal accountant for fiscal years 2025, 2024, and 2023.

		Fiscal Year:
	2025	2024	2023
Audit Fees (1)	$749,650	$760,044	$549,332
All Other Fees (2)	4,093	3,159	-
Total	$753,743	$763,203	$549,332

(1)

Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services rendered. For fiscal year 2023, Plante Moran served as the principal accountant. For fiscal year 2024, $71,912 was attributable to Plante Moran and $688,132 was attributable to Deloitte who became the principal accountant effective November 7, 2023.

(2)	Includes fees billed for products and services provided by Deloitte other than audit services.

All audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by the principal accountant was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policies provide that the Chairman of the Audit Committee has the authority to approve individual audit related and permitted non-audit engagements up to $5,000 subject to subsequent review and approval by the entire Audit Committee. Larger engagements require majority Audit Committee approval. There were no engagements of this type provided by the principal accountant during the last three fiscal years.

OTHER MATTERS

The management of the Company does not know of any other matters to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

DIRECTORS’ AND OFFICERS’ INDEMNIFICATION INSURANCE

The Company indemnifies its directors and officers to the extent permitted by law in connection with civil and criminal proceedings against them by reason of their service as a director or officer. As permitted by Section 726 of the New York Business Corporation Law, the Company has purchased directors’ and officers’ liability insurance to provide indemnification for the Company and all its directors and officers. A liability insurance policy, with a policy period effective December 15, 2023 through March 31, 2025, was issued by Continental Casualty Company at an annual premium of $72,406. As of March 31, 2025, the Company renewed its liability insurance policy through March 31, 2026, at a total annual premium of $95,000. The primary policy is carried with Midvale Indemnity Company and there is an excess policy carried with Continental Casualty Company. To date, no claims have been paid under any policy of directors’ and officers’ liability insurance.

SHAREHOLDER PROPOSALS FOR THE
2026 ANNUAL MEETING

Proposals for the Company’s Proxy Material

Any Company shareholder who wishes to submit a proposal to be included in the Proxy Material for the Company’s 2026 Annual Meeting of Shareholders must submit such proposal to the Company at its offices at 418 East Conde Street, Janesville, WI 53546, Attention: Secretary, no later than March 9, 2026 (120 days before the anniversary of the mailing date of this proxy statement), in order to be considered for inclusion, if appropriate, in the Company’s proxy statement and form of proxy relating to its 2026 Annual Meeting of Shareholders. The proposal must comply fully with the requirements of Rule 14a-8 under the Exchange Act.

Proposals to be Introduced at the Annual Meeting but not Intended to be Included in the Company’s Proxy Material

For any shareholder proposal to be presented in connection with the 2026 Annual Meeting, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Company, a shareholder must give timely written notice thereof to the Company in compliance with the advance notice provisions of the federal securities laws. To be timely, a qualified shareholder must give written notice to the Company at the Company’s offices not later than May 23, 2026 (45 days before the anniversary of the mailing date of this proxy statement).

Compliance with Universal Proxy Rules for Director Nominations

If a shareholder intends to comply with the universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company at its offices at 418 East Conde Street, Janesville, WI 53546, Attention: Secretary no later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2025 annual meeting, no later than June 8, 2026). If the date of the 2026 annual meeting is changed by more than 30 calendar days from such anniversary date, however, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2026 annual meeting and the 10th calendar day following the date on which public announcement of the date of the 2026 annual meeting is first made.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ John D. Exner

JOHN D. EXNER
Secretary

SENECA

VOTE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — MANAGEMENT RECOMMENDS YOU VOTE "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

01 - Kathryn J. Boor 02 – John P. Gaylord 03 – Paul L. Palmby

☐ Mark here to vote FOR all nominees ☐ Mark here to WITHHOLD vote from all nominees

☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 ☐ 02 ☐ 03 ☐

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through their name in the list below:

01 - Kathryn J. Boor 02 – John P. Gaylord 03 – Paul L. Palmby

	For	Against	Abstain
2. Appointment of Auditors: Ratification of the appointment of Deloitte & Touche LLP as the Company's Independent registered public accounting firm for the fiscal year ending March 31, 2026.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Joint owners should each sign. Executors, administrators, trustees, guardians, and corporate officers should give their titles.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

045RIA

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — SENECA FOODS CORPORATION

418 East Conde Street
Janesville, Wisconsin 53546

The undersigned shareholder of SENECA FOODS CORPORATION (the "Company") hereby appoints and constitutes Paul L. Palmby and John D. Exner, and either of them, the proxy or proxies of the undersigned, with full power of substitution and revocation, for and in the name of the undersigned to attend the annual meeting of shareholders of the Company to be held at 418 East Conde Street, Janesville, Wisconsin, on Thursday, August 7, 2025, at 1:00 P.M., Central Time, and any and all adjournments thereof (the "Meeting"), and to vote all shares of stock of the Company registered in the name of the undersigned and entitled to vote at the Meeting upon the matters set forth below:

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

The shares represented by this Proxy will be voted as directed by the shareholder. IF NO CHOICES ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR ALL DIRECTOR NOMINEES" NAMED IN PROPOSAL 1 and "FOR" PROPOSAL 2.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(PLEASE SIGN AND RETURN PROMPTLY)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐